EXHIBIT 99.2

                     Chairman's Comments
             Second Quarter 2002 Conference Call



Good morning.

Thank you for joining us on our second quarter 2002 conference call. This morning we reported net earnings from operations of 72 cents per share which was consistent with our last guidance of 65 to 75 cents. These results are adjusted for restructuring and productivity investments charges and the new goodwill accounting standard we adopted in the first quarter of this year. The impact of the goodwill on our business segments can be found on schedule number four which is attached to the second quarter press release.

The macro economic backdrop for the second quarter seems to suggest that the overall U.S. economy continued to grow, driven primarily by strong consumer spending.

However, most of our general industrial, refrigeration and construction machinery markets have not experienced a recovery of demand. We continued to have pockets of improvement in the quarter, but the overall demand picture is decidedly sluggish.

Total order rates for the quarter were up about 5% overall and up 3% excluding acquisitions. We had improved orders at Dresser-Rand, Engineered Solutions, Security and Safety and Club Car. Bobcat and Air Solutions orders were also up slightly despite difficult end markets. Offsetting this higher activity were declining orders in Road Machinery, Portable Power, Climate Control and our Industrial Production related businesses in Productivity Solutions.

Even though the total level of orders was slightly higher than our original expectations, demand levels for our total business remain highly erratic. We enjoyed good year-over-year demand increases in April and May followed by an unexpectedly large fall off in June. You will recall that we had a similar pattern of results in the first quarter.
This high month-over-month variability and the growing concern about the overall economic environment in North
America make it difficult to have confidence in a sustained second half recovery of demand.

Also during the quarter, we fully implemented FAS #142 and booked a pre-tax charge of $864.4 million related to asset impairment.

This was a thorough analytical process in which we reviewed all of our business units' historic performance and long-range forecasts for cash flow. In this analysis we employed a discount rate of 11%, which we believe is a conservative valuation assumption and is more indicative of our long term cost of capital.

We concluded after completing the analysis that the only business that required an impairment charge was Thermo King, which we acquired at the end of 1997.

After strong performance from 1998 to 2000, Thermo King's business deteriorated sharply in 2001 and has remained depressed for the first half of 2002. Additionally, we believe that the long range growth forecast used to determine the purchase price at the time of the acquisition cannot be achieved over the next 5 years. Expected strong growth, especially in overseas markets in Eastern Europe and Asia, has not materialized to the level forecasted and it is not likely to accelerate in the near horizon. These factors have substantially reduced the FAS 142 valuation calculation. This charge does not diminish our enthusiasm for the Climate Control business, but merely recognizes Thermo King's markets have not developed as quickly as expected in 1997.

The impairment charge will not impact our liquidity or access to capital markets. Our public debt has no financial covenants and our $2.5 billion revolving credit line has a debt to capital covenant of 65% calculated using GAAP accounting in place before FAS 142. Including the effect of the impairment charge, our debt-to capital ratio was 49.7% at the end of the second quarter of 2002. Our target debt to capital will continue to be 40% and we will make progress toward reducing our debt levels for the balance of 2002 and in 2003.

During the quarter we also continued to implement Phase II of the restructuring and productivity investments program.
Total costs under the program for the quarter were approximately $22 million, and we have spent $404.3 million since the inception of the program.

We are coming to the conclusion of the program. To date, we have closed 27 manufacturing facilities with 2 plant closings in progress and have reduced headcount by approximately 6,500. This activity had a positive effect on margins in the quarter, and we continue to forecast that the program will add about 50 cents to full year 2002 diluted earnings per share. The total cost savings for this program are expected to be $200 million.

We made continued progress at growing our recurring revenue stream during the quarter at Hussmann and Air Solutions.

Our comprehensive service for supermarkets and convenience stores continued to expand in the quarter with the addition of two new customers with 350 locations. There are also a number of customers with whom we are actively negotiating.
We now have over 2,850 stores from a number of major chains covered in our National Contract program. Total parts, service and installation revenue for Hussmann grew by 27% from last year and accounted for over 30% of Hussmann revenues in the quarter.

Air Solutions also continued to grow its aftermarket and service business during the quarter. Total service revenue for the second quarter increased by over 10% compared to last year in a declining new equipment market. The total number of service contracts grew at an annualized rate of about 12% and we added about 850 new Air Care contracts, which now total over 5,300 worldwide. June year-to-date, 46% of Air Solutions revenue came from aftermarket activities.

Energy Systems continued to make progress in a difficult market. A total of 15 microturbines were shipped in the second quarter, 14 to external customers.

During the quarter we completed design work on our grid independent unit and we are currently testing the units to confirm reliability and functionality.

In addition, we are testing the prototypes of the new 250 kilowatt unit and are targeting to build the first units in December for shipment in the first quarter of 2003. We have a number of current IR customers who have expressed interest
in the 250 kilowatt unit.   Waste water treatment
applications, where we convert methane gases to electricity, is a target market for this size unit.

Additionally, we expanded the solutionizing aspect of Air Solutions business. Air Solutions won an exclusive contract from General Motors for service, maintenance and compressed air systems optimization for 42 auto manufacturing facilities in North America. This is a pure service contract with a revenue stream of approximately $35 to $40 million over the next 5 years. We won the contract due to our experience, reputation and expertise to act in a consulting role to General Motors in the area of energy management.

We also provided an additional interesting solution for General Motors in the area of electric vehicles. Club Car will produce at least 10,000 specially equipped electric vehicles for use in closed communities where speed limits are less than 25 miles per hour. This should add over $30 million of profitable revenue to Club Car in the second half of 2002.

During the second quarter we also made an important bolt-on acquisition that will expand of our presence in electronic security. Security and Safety acquired Electronic Technologies Corporation also known as ETC, a nationwide provider of specialty security system integration for access control, closed circuit television and fire and safety systems.

ETC has 33 offices throughout the United States and has over 4,500 customers including many well-known companies such as IBM and Aetna. ETC revenues in fiscal 2001 were approximately $40 million.

This acquisition will help to expand the penetration of Interflex product lines in North America and our solutions strategy in the areas of access control, time and attendance reporting and asset tracking. Additionally, we will be able to pull through Locknetics, electronic locks and Recognition Systems hand readers.

All in all, we had a successful quarter despite some tough end market conditions.


                           Outlook

Even though many macro economic indicators point to improvement in the overall economy, we continue to experience erratic monthly demand for many of our key markets.

At this point, there is growing uncertainty about the third and fourth quarters and we do not have any convincing evidence to suggest we will enjoy a sustained improvement in demand for the second half of 2002.

Our current expectations for the second half of 2002 is for continued sluggish order and sales activity similar to our first half experience. Our previous forecast was based on a slight recovery of demand in the second half. Third quarter 2002 diluted earnings are expected to be in the range of 55
- 60 cents per share excluding restructuring and productivity investments charges. Third quarter earnings reflect the order pattern experienced in the first half of 2002 and the normal seasonal pattern in our business.


We expect full year 2002 earnings to be at the lower end of our internal range of $3.00 to $3.25.

The fourth quarter is expected to have higher earnings due to the normal seasonal earnings improvement at Hussmann, Dresser-Rand and Engineered Solutions.

Additionally, as was the case last year, we expect
Engineered Solutions to benefit from the anti-dumping
Government relief, which is designed to compensate us for the negative impact on our pricing due to the dumping of imported bearings on the U.S. market.

The erratic nature of current end market activity and increased uncertainty in the general economy indicate that there could be additional risk to full year earnings forecast. An economic scenario where market activity follows the pattern we saw in June would take down our earnings expectation by approximately 25 cents per share.

Free cash flow is expected to approximate $500 million before restructuring and productivity investments. This expectation assumes that our capital expenditures will be about $160 million and that we maintain our working capital at 2001 levels, which is conservative given our performance so far this year. Obviously, the $500 million target would be effected by the risk identified in our full-year earnings expectations. The cash flow will enable the company to continue to reduce debt while pursuing bolt on acquisitions.

This ends my formal remarks.